EXHIBIT 99

FINANCIAL STATEMENTS

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

TSI TELECOMMUNICATION HOLDINGS, LLC AND PREDECESSOR

Page
Report of Independent Certified Public Accountants	2

Consolidated Balance Sheets at December 31, 2001 (Predecessor) and 2002 (Successor)	3

Consolidated Statements of Operations for the years ended December 31, 2000 (Predecessor) and 2001(Predecessor), the period from January 1, 2002 to February 13, 2002 (Predecessor), and the period from February 14, 2002 to December 31, 2002 (Successor)	4

Consolidated Statements of Changes in Shareholders’/Unitholders’ Equity for the years ended December 31, 2000 (Predecessor) and 2001 (Predecessor), the period from January 1, 2002 to February 13, 2002 (predecessor), and the period from February 14, 2002 to December 31, 2002 (Successor)	5

Consolidated Statements of Cash Flows for the years ended December 31, 2000 (Predecessor) and 2001(Predecessor), the period from January 1, 2002 to February 13, 2002 (Predecessor), and the period from February 14, 2002 to December 31, 2002 (Successor)	6

Notes to Consolidated Financial Statements	7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TSI Telecommunication Holdings, LLC

We have audited the supplemental consolidated balance sheets of TSI Telecommunication Holdings, LLC (formed as a result of the combination of TSI Telecommunication Holdings, LLC and Brience Inc.) and predecessor as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’/unitholders’ equity and cash flows for each of the two years in the period ended December 31, 2001, the period from January 1, 2002 to February 13, 2002 and the period from February 14, 2002 to December 31, 2002. The supplemental consolidated financial statements give retroactive effect to TSI Telecommunication Holdings, LLC’s acquisition of Brience Inc. on July 23, 2003, which has been accounted for as a combination of entities under common control, similar to a pooling of interests, as further described in Note 5 of the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of TSI Telecommunication Holdings, LLC. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of TSI Telecommunication Holdings, LLC and predecessor as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, the period from January 1, 2002 to February 13, 2002 and the period from February 14, 2002 to December 31, 2002, after giving retroactive effect to the combination of TSI Telecommunication Holdings, LLC and Brience Inc., as described in the Note 5 of the supplemental consolidated financial statements, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Tampa, Florida

November 7, 2003

TSI TELECOMMUNICATION HOLDINGS, LLC AND PREDECESSOR

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS)

	Predecessor	Successor
	December 31, 2001	December 31, 2002
ASSETS
Current assets:
Cash	$284	$42,190
Accounts receivable, net of allowances of $3,565 and $2,424, respectively	55,828	55,193
Accounts receivable—affiliates	19,495	—
Notes receivable—affiliates	98,912	—
Inventories	99	—
Deferred tax assets	7,122	2,110
Prepaid and other current assets	1,386	5,811

Total current assets	183,126	105,304

Property and equipment, net	23,656	33,728
Capitalized software, net	7,703	73,914
Deferred costs, net	—	16,015
Goodwill	—	330,559
Identifiable intangibles:
Customer contract, net	—	13,594
Trademark	—	51,700
Customer base, net	—	207,124
Other assets	33,382	1,130

Total assets	$247,867	$833,068

LIABILITIES AND UNITHOLDERS’/SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,989	$8,204
Accounts payable—affiliates	3,923	—
Accrued payroll and related benefits	15,126	6,672
Accrued interest	—	14,608
Accrued taxes	32,754
Other accrued liabilities	13,670	15,841
Current portion of Term Note B, net of discount	—	52,736

Total current liabilities	76,462	98,061

Long-term liabilities:
Pension and other employee benefit obligations	18,301	—
Deferred taxes	—	10,983
Subordinated Notes, net of discount	—	240,257
Term Note B, net of discount	—	211,607
Other liabilities	—	1,250

Total long-term liabilities	18,301	464,097

Redeemable preferred stock of Brience	—	119
Commitments and contingencies

Unitholders’/shareholders’ equity:
Class A Preferred Units—an unlimited number authorized, none issued or or outstanding	—	—
Class B Preferred Units—an unlimited number authorized, 252,367.50 units issued and outstanding at December 31, 2002; liquidation preference of $252,368	—	252,367
Common Unit—an unlimited number authorized, 89,099,099 units issued and 88,828,859 outstanding at December 31, 2002	—	2,967
Common stock of Brience—$.01 par value, 30,000,000 shares authorized and 72,266 issued and outstanding at December 31, 2002	—	1
Common Stock, no par value; 2,000 shares authorized, issued and outstanding at December 31, 2001	1	—
Additional paid-in capital of Brience	100,903	117,219
Notes receivable from stockholders of Brience	—	(312)
(Accumulated deficit) retained earnings	52,546	(101,442)
Accumulated other comprehensive income (loss)	(346)	—
Less cost of treasury units (270,270 common units at December 31, 2002)	—	(9)

Total unitholders’/shareholders’ equity	153,104	270,791

Total liabilities and unitholders’/shareholders’ equity	$247,867	$833,068

See Notes to Consolidated Financial Statements

TSI TELECOMMUNICATION HOLDINGS, LLC AND PREDECESSOR

CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN THOUSANDS)

	Predecessor			Successor
	December 31, 2000	December 31, 2001	Period from January 1 to February 13, 2002	Period from February 14 to December 31, 2002
Revenues (including $104,717, $122,397, $15,838, and $0 from affiliates, respectively)	$315,936	$361,358	$39,996	$296,044

Costs and expenses:
Cost of operations (including $25,719, $34,460, $4,419, and $0 from affiliates, respectively)	150,156	169,025	20,655	130,364
Sales and marketing	24,265	24,348	2,614	22,706
General and administrative (including $8,771, $4,511, $443, and $0 from affiliates, respectively)	45,721	41,245	3,001	42,630
Provision for (recovery of) uncollectible accounts	2,203	2,207	1,340	(693)
Depreciation and amortization	13,061	15,203	1,464	33,285
Restructuring	—	—	—	2,845

	235,406	252,028	29,074	231,137

Operating income	80,530	109,330	10,922	64,907
Other income (expense), net:
Interest income (including $2,210, $2,472, $221, and $0 from affiliates, respectively)	3,087	3,903	432	965
Interest expense	(22)	—	—	(54,105)
Other, net	4	(80)	(19)	(275)

	3,069	3,823	413	(53,415)

Income from continuing operations before provision for income taxes	83,599	113,153	11,335	11,492
Provision for income taxes	32,548	43,895	4,418	9,320

Income from continuing operations	51,051	69,258	6,917	2,172

Discontinued operations:
Loss from discontinued operations (including loss on disposal of $312, net of income taxes of $0)	—	—	—	(1,541)

Net income	51,051	69,258	6,917	631
Preferred unit dividends	—	—	—	(22,952)

Net income (loss) attributable to common unitholders/shareholders	$51,051	$69,258	$6,917	$(22,321)

See Notes to Consolidated Financial Statements

TSI TELECOMMUNICATION HOLDINGS, LLC AND PREDECESSOR

CONSOLIDATED STATEMENTS OF CHANGES IN UNITHOLDERS’/SHAREHOLDERS’ EQUITY

(DOLLARS IN THOUSANDS)

	Class A Preferred Units	Class B Preferred Units	Common Units	Common Stock	Additional Paid-In Capital	Retained Earnings/ (Accumulated Deficit)	Treasury Units	Notes Receivable from Brience Stock- holders	Accumulated Other Comprehensive Loss	Total
PREDECESSOR
Balance at January 1, 2000	$—	$—	$—	$1	$12,573	$62,273	$—	$—	$(297)	$74,550
Net income	—	—	—	—	—	51,051			—	51,051
Minimum pension liability adjustment	—	—	—	—	—	—			(49)	(49)

Comprehensive income										51,002
Dividends declared	—	—	—	—	—	(42,000)			—	(42,000)
Tax benefit from exercise of stock options	—	—	—	—	255	—			—	255
Special dividend and capital contribution	—	—	—	—	54,286	(54,286)			—	—
Capital contribution of deferred tax asset	—	—	—	—	33,500	—	—	—	—	33,500

Balance at December 31, 2000	—	—	—	1	100,614	17,038	—	—	(346)	117,307
Net income	—	—	—	—	—	69,258			—	69,258
Minimum pension liability adjustment	—	—	—	—	—	—			—	—

Comprehensive income										69,258
Dividends declared	—	—	—	—	—	(33,750)			—	(33,750)
Tax benefit from exercise of stock options	—	—	—	—	289	—	—	—	—	289

Balance at December 31, 2001	—	—	—	1	100,903	52,546	—	—	(346)	153,104
Net income	—	—	—	—	—	6,917			—	6,917
Minimum pension liability adjustment	—	—	—	—	—	—			—	—

Comprehensive income										6,917
Dividends declared	—	—	—	—	—	(26,514)			—	(26,514)
Tax benefit from exercise of stock options	—	—	—	—	3	—	—	—	—	3

Balance at February 13, 2002	$—	$—	$—	$1	$100,906	$32,949	$—	$—	$(346)	$133,510

SUCCESSOR
Balance at February 14, 2002	$—	$252,367	$2,967	$1	$117,219	$(102,073)	$—	$(312)	$—	$270,169
Net income						631				631
Cost of treasury units										—
(270,270 common units)							(9)	—		(9)

Balance, December 31, 2002	$—	$252,367	$2,967	$1	$117,219	$(101,442)	$(9)	$(312)	$—	$270,791

See Notes to Consolidated Financial Statements

TSI TELECOMMUNICATION HOLDINGS, LLC AND PREDECESSOR

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	Predecessor			Successor
	Year Ended December 31, 2000	Year Ended December 31, 2001	Period from January 1 to February 13, 2002	Period from February 14 to December 31, 2002
Cash flows from operating activities
Net income	$51,051	$69,258	$6,917	$631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,061	15,203	1,464	41,962
Provision for (recovery of) uncollectible accounts	2,203	2,207	1,340	(603)
Deferred income tax benefit (expense)	(785)	(4,748)	(586)	8,873
Pension and other employee retirement benefits	2,968	3,861	546	—
Loss on disposition of property	—	—	—	1,472
Changes in operating assets and liabilities:
Accounts receivable	(35,300)	30,498	14,682	7,385
Other current assets	(4,225)	3,912	(1,641)	(1,814)
Accounts payable	9,026	(7,146)	2,732	(4,350)
Other current liabilities	17,219	18,236	(24,269)	6,602
Other assets	—	—	—	(393)

Net cash provided by operating activities	55,218	131,281	1,185	59,765

Cash flows from investing activities
Capital expenditures	(12,956)	(10,406)	(606)	(12,278)
(Increase) decrease in note receivable-affiliate	2,322	(89,425)	35,387	—

Net cash provided by (used in) investing activities	(10,634)	(99,831)	34,781	(12,278)

Cash flows from financing activities
Dividends paid	(96,286)	(33,750)	(11,250)	—
Capital contribution	54,286	—	—	—
Excess cash received at purchase date	—	—	—	1,884
Principal payments on long-term debt	—	—	—	(15,641)
Retirement of short-term debt	—	—	—	(30,430)
Repurchase of common units	—	—	—	(9)

Net cash used in financing activities	(42,000)	(33,750)	(11,250)	(44,196)

Net increase (decrease) in cash	2,584	(2,300)	24,716	3,291
Cash at beginning of period	—	2,584	284	38,899

Cash at end of period	$2,584	$284	$25,000	$42,190

Supplemental cash flow information
Interest paid	$—	$—	$—	$30,187
Income taxes paid	28,086	24,019	22,554	1,605
Supplemental non-cash transactions
Note receivable of $63,525 and accrued liabilities of $48,261 distributed as dividend to stockholder	—	—	15,264	—
Contribution of deferred tax asset	33,500	—	—	—
Reduction of restructuring reserve accrual and goodwill	$—	$—	$—	$666

See Notes to Consolidated Financial Statements

TSI TELECOMMUNICATION HOLDINGS, LLC AND PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS)

1. Description of Business

We are a leading provider of mission-critical transaction-processing services to wireless telecommunication carriers throughout the world. Our transaction-based technology interoperability, network and call processing services simplify the interconnection and management of complex voice and data networks. We address technology interoperability complexities as the largest clearinghouse in the United States for the billing and settlement of wireless roaming telephone calls, with an estimated market share of over 60% in 2000 based on billable wireless roaming telephone call transaction volume. We also own one of the largest unaffiliated Signaling System 7 (“SS7”) networks in the United States. SS7 is the telecommunication industry’s standard network signaling protocol used by substantially all carriers to enable the setup and delivery of wireless and wireline telephone calls. Our network services also allow our customers to access intelligent network services and monitor network performance and subscriber activity on a real-time basis. In addition, we are the industry’s leading developer and provider of call processing solutions that enable seamless regional, national and international wireless roaming telephone service.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of TSI Telecommunication Holdings, LLC (TSI LLC), TSI Telecommunication Holdings Inc. (TSI Inc.), TSI Telecommunication Services Inc. (TSI), TSI Finance Company (TSI Finance), TSI Telecommunication Network Services Inc. (TSI Networks—formerly TSI Networks, Inc.), and for periods beginning on and after February 14, 2002, TSI Brience, LLC (TSI Brience). References to “the Company” or “we” include all of the consolidated companies. All significant intercompany balances and transactions have been eliminated.

TSI, previously known as GTE Telecommunication Services, Inc., was incorporated in 1987 as an indirect wholly owned subsidiary of GTE Corporation (GTE). As a result of the merger of Bell Atlantic Corporation (Bell Atlantic) and GTE in June 2000, TSI became an indirect wholly owned subsidiary of Verizon Communications Inc. (Verizon). The merger of Bell Atlantic and GTE was accounted for as a pooling of interests business combination. Accordingly, references to affiliates and related parties include Verizon and its predecessor companies for all periods presented.

On February 14, 2002, TSI Inc. acquired all of the outstanding stock of TSI from Verizon Information Services Inc, a subsidiary of Verizon Communications Inc. (collectively, Verizon). A majority of the common and preferred units issued by TSI LLC at the acquisition date and outstanding at December 31, 2002 are owned by certain funds or individuals affiliated with GTCR Golder Rauner, LLC (GTCR), a private equity investment fund. As of February 14, 2002, Verizon is no longer an affiliate or related party.

As described more fully in Note 5, TSI LLC acquired Brience, Inc. (Brience) in July 2003. Due to common control of both TSI LLC and Brience since February 14, 2002 by funds associated with GTCR, the acquisition was accounted for in a manner similar to a pooling of interests. Therefore, all historical financial statements of TSI LLC since that date have been restated herein to include Brience’s historical financial results.

The term “successor” refers to TSI Telecommunication Holdings, LLC (TSI LLC) and all of its subsidiaries, including TSI, following the acquisition of TSI on February 14, 2002. The term “predecessor” refers to TSI prior to being acquired by TSI Inc. on February 14, 2002.

Use of Estimates

We prepare our financial statements using accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates

Revenue Recognition

We derive revenues from four primary categories: Network Services, Technology Interoperability Services, Call Processing Services, and Other Outsourcing Services. The revenue recognition policy for each of these areas is as follows:

■	Network Services primarily generate revenue by charging per-transaction processing fees, circuit fees and port fees. The monthly SS7 connection fee is based on the number of links as well as the number of switches to which a customer signals and is recognized in the period when the service is rendered. The per-transaction fees are based on the number of subscriber events and database queries made through our network and are recognized as revenues at the time the transactions are performed. Software revenues are generated through license fees, maintenance agreements and professional services. License fee revenues consist principally of revenue from the licensing of our software and are generally recognized when a contract is executed, all delivery obligations have been met, the fee is fixed or determinable, and collectibility is probable. Generally, these policies have resulted in our recognition of revenue from the software license fee on a straight-line basis over the period beginning with the completion of implementation and customer acceptance and ending with conclusion of the first maintenance period. Maintenance agreements call for us to provide technical support and software enhancements to customers. Revenue on technical support and software enhancement rights is recognized ratably over the term of the support agreement. Professional services include consulting, training and installation services to our customers. Revenue from such services is generally recognized on a straight-line basis over the same period as the software license fee.

■	Technology Interoperability Services primarily generate revenues by charging per-transaction processing fees. For our wireless roaming, wireline and SMS clearinghouse services, revenues vary based on the number of data/messaging records provided to us by telecommunications carriers for aggregation, translation and distribution among carriers. These revenues are based on the number of wireless roaming subscriber telephone calls and messages that take place on our customers’ networks. We recognize revenues at the time the transactions are performed.

■	Call Processing Services primarily generate revenue by charging per-transaction processing fees and software licensing fees. The per-transaction fee is based on the number of validation, authorization, and other call processing messages generated by wireless subscribers. These revenues are recognized at the time the transactions are performed. We provide turn-key software solutions for which we charge customers a software licensing fee. For turnkey software, we recognize revenue when accepted by the customer.

■	Other Outsourcing Services primarily generate revenue by charging per-minute-of use (MOU) fees, hardware maintenance fees and per-subscriber fees. We recognize revenues from the MOU-based services at the time the service is performed. Hardware maintenance fees are recognized over the life of the contract.

Advertising Costs

We expense advertising costs as they are incurred. Advertising costs charged to expense amounted to $468, $186, $22 and $217 for the years ended December 31, 2000 and 2001, and the periods from January 1, 2002 to February 13, 2002, and February 14, 2002 to December 31, 2002, respectively.

Research and Development

Research and development costs are charged to expense as incurred. Research and development costs which are included in general and administrative expense in the consolidated statements of income amounted to $23,786, $26,658, $2,527 and $22,494 for the years ended December 31, 2000 and 2001, and the periods from January 1, 2002 to February 13, 2002, and February 14, 2002 to December 31, 2002, respectively.

Stock-Based Compensation

We participated in stock-based employee compensation plans sponsored by Verizon for the periods ending 2000, 2001 and the period from January 1, 2002 to February 13, 2002. We participated in a stock-based employee compensation plan sponsored by Brience for the period from February 14, 2002 to December 31, 2002.

On May 16, 2002, TSI Inc.’s Board of Directors adopted a Founders’ Stock Option Plan for non-employee directors, executives and other key employees of TSI Inc. In addition, the Board of Directors adopted a Directors’ Stock Option Plan on August 2, 2002.

We account for these plans and related grants there under using the intrinsic value method prescribed in APB Opinion No. 25, Accounting for Stock Issued to Employees. However, pro forma information regarding net income and earnings per share as required by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, (SFAS 123) is determined as if we had accounted for our employee and non-employee director stock options under the fair value method of SFAS 123. Pro forma fair value method amounts are not materially different from the intrinsic value method and hence are not disclosed.

Employee Benefit Plans

We participated in Verizon benefit plans in 2000, 2001, and the period from January 1, 2002 to February 13, 2002. Under these plans, pension and postretirement health care and life insurance benefits earned during the year as well as interest on projected benefit obligations were accrued currently. Prior service costs and credits resulting from changes in plan benefits were amortized over the average remaining service period of the employees expected to receive benefits.

Cash

We consider all highly liquid investments of operating cash with original maturities of three months or less to be a cash or cash equivalent. Cash and cash equivalents include money market funds, commercial paper and various deposit accounts and are stated at cost which approximates fair value.

Trade Receivables

Trade receivables are recorded at net realizable value or the amount that we expect to collect on our gross customer trade receivables. We establish a general reserve based on historical experience, in addition to a reserve for specific receivables with known collection problems due to circumstances such as liquidity or bankruptcy. Collection problems are identified using an aging of receivables analysis based on invoice due dates. Items that are deemed uncollectible are written off against the allowance for collection losses. We do not require deposits or other collateral from our customers and hence we are at risk for all accounts receivable.

We charge interest on overdue receivables, but do not recognize interest income until collected. At December 31, 2001 and 2002, accounts receivable includes interest receivable totaling $3,094 and $2,927, respectively, related to finance charges to customers, but the entire amount is offset by a contra account.

Inventories

We include in inventory items used in the implementation of our products and services. Inventories are stated at cost using the specific identification method. Inventory is generally procured after a sales contract is executed with a customer.

Income Taxes

TSI LLC is treated as partnership for income tax purposes, and accordingly, partnership income or loss is passed through to the unitholders. However, TSI LLC owns all of the outstanding stock of TSI, Inc. which files a consolidated income tax return with its wholly-owned subsidiaries and therefore the accompanying financial statements include a provision for income taxes related to TSI, Inc. and its subsidiaries using Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Brience, Inc. files a separate consolidated income tax return for periods prior to its acquisition by TSI LLC (see Note 5).

Property and Equipment, net

Property and equipment consist primarily of hardware and software equipment necessary to operate our SS7 network, leasehold improvements and furniture in our headquarter facilities, which are recorded at cost and depreciated using the straight-line method over the estimated remaining lives.

The asset lives used are presented in the following table:

Average Lives (In Years)
Equipment	5-10
Furniture and fixtures	6
Leasehold improvements	Shorter of term of lease or life of asset

When the depreciable assets are replaced, retired or otherwise disposed of, the related cost and accumulated depreciation are deducted from the respective accounts and any gains or losses on disposition are recognized in income.

Betterments, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

Computer Software Costs

We capitalize the cost of internal-use software, which has a useful life in excess of one year in accordance with Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized computer software costs are amortized using the straight-line method over a period of three years. Amortization of capitalized software costs included in depreciation and amortization in the consolidated statements of income was $6,287, $7,186, $524 and $9,801 for the periods 2000, 2001, January 1, 2002 to February 13, 2002, and February 14, 2002 to December 31, 2002, respectively.

Deferred Financing Costs

We amortize deferred financing costs using the effective interest method and record such amortization as interest expense. Amortization of debt discount and annual commitment fees for unused portions of available borrowings are also recorded as interest expense.

Identifiable Intangible Assets

We amortize identifiable intangible assets with definite lives over their contractual or estimated useful lives using the straight-line method. As of December 31, 2002, accumulated amortization totaled $13,282. There were no identifiable intangible assets prior to February 14, 2002.

Impairment

We account for long-lived asset impairments under Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long Lived Assets”. Consistent with prior guidance, SFAS 144 requires a three-step approach for recognizing and measuring the impairment of assets to be held and used. We recognize impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair value is estimated based on discounted future cash flows. Assets to be sold must be stated at the lower of the assets carrying amount or fair value and depreciation is no longer recognized. SFAS 144 was adopted on January 1, 2002. Prior to SFAS 144’s adoption, we accounted for impairments under Statement of Financial Accounting Standards No. 121 (SFAS 121), “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.”

Segment Reporting

For all periods reported, we operated as a single segment.

Earnings Per Share

We do not present earnings per share since TSI LLC’s units are not publicly traded and the calculation would be meaningless due to the small number of units outstanding.

Reclassifications

Certain prior year balances have been reclassified to conform to 2002 presentation.

The following summarizes our most significant accounting estimates.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to pay their invoices in full. We regularly review the adequacy of the accounts receivable allowance after considering the size of the accounts receivable balance, each customer’s expected ability to pay and our collection history with each customer. We review significant invoices that are past due to determine if an allowance is necessary based on the risk category using the factors described above. In addition, we maintain a general reserve for doubtful accounts by applying a percentage based on the aging category. If our customers’ financial conditions or the economy in general deteriorates, we may need to increase these allowances for doubtful accounts.

Credit Memos

We maintain a general reserve based on our historical credit memo activity. In addition, we establish credit memos resulting from specific customer matters. This allowance is recorded as a direct reduction of accounts receivable. If our billing errors or discrepancies are not resolved satisfactorily, or our customers’ disputes over billing are not resolved satisfactorily, increases to the allowance would be required.

Impairment

We review long-lived assets including intangibles for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable and will review goodwill and intangibles at least annually for impairment. We also evaluate the useful life of assets periodically. The review consists of a comparison of the carrying value of the assets with the assets’ expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If actual market conditions are less favorable than those projected by management, asset write-downs may be required. Management will continue to evaluate overall industry and company specific circumstances and conditions as necessary.

Restructuring

We have made estimates of the costs to be incurred as a part of our initial restructuring plan arising from our acquisition. These amounts were accrued as a part of our purchase accounting adjustments. These estimates include the amount of severance and other costs expected to be paid between April 2002 and the first quarter of 2003. We have also made estimates of the costs to be incurred as a part of our August 29, 2002 restructuring. These estimates relate to severance related costs expected to be incurred between August 2002 and the second quarter of 2003. We will review both of these estimates until fully paid.

Purchase Accounting

We have made estimates of the fair values of the assets acquired as of February 14, 2002 based on appraisals from third parties and also based on certain internally-generated information. In addition, we have estimated the economic lives of certain of these assets and these lives were used to calculate depreciation and amortization expense.

Income Taxes

We review our deferred tax assets on a regular basis to evaluate their recoverability based on projections of the turnaround timing of our deferred tax liabilities, projections of future taxable income, and tax planning strategies that we might employ to utilize such assets, including net operating loss carryforwards. Unless it is “more likely than not” that we will recover such assets through the above means, we establish a valuation allowance. The effective tax rate differs from the statutory tax rate due primarily to the pooling of Brience’s results and to a lesser extent to state and local taxes. Brience had incurred net operating losses since inception and hence was unable to recognize the benefit of these losses in its financial statements’ tax provision. The associated Brience deferred tax assets are fully offset by a valuation allowance.

3. Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued Statement No. 143, Accounting for Asset Retirement Costs. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement is required to be applied in fiscal years beginning after June 15, 2002. The adoption of this Statement is not expected to have a material impact on our financial statements since we are not currently planning any significant retirements of tangible long-lived assets.

In April 2002, the Financial Accounting Standards Board issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, or FAS 145. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. FAS 145 amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. FAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Certain provisions of FAS 145 related to Statement 13 are effective for transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May

15, 2002. The adoption of this Statement is not expected to have a material impact on our financial statements since FAS 145 does not change the amount of gain or loss but only the presentation in the income statement. No early extinguishment of debt is currently expected.

In June 2002, the Financial Accounting Standards Board issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The provisions of FAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. This statement will apply to any future restructurings including the one described in Note 14, related to our February 2003 terminations.

In December, 2002, the Financial Accounting Standards Board issued Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, or FAS 148. This statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair valued based method of accounting for stock-based compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to required prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have included the disclosures in these financial statements. The remainder of the Statement is not applicable as we are not currently planning to change to fair value based accounting for stock-based compensation.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about it obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of this interpretation are effective for interim and annual periods after December 15, 2002. The initial recognition and initial measurement requirements of this interpretation are effective prospectively for guarantees issued or modified after December 31, 2002. The interpretation’s expanded disclosures will not have a material impact on our financial position or results of operations. The adoption of this statement has not had a material impact on our financial statements.

In January 2003, the FAS issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. This interpretation defines the concept of “variable interests” and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse the risks among the parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when this interpretation becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after January 31, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. We do not believe that FIN 46 has any impact on our financial statements currently. However, if we enter into certain types of transactions in the future, including special purpose entities, then consolidation of that entity with us might be required.

4. Acquisition of TSI

On February 14, 2002, TSI Inc. acquired TSI by merging its wholly owned subsidiary, TSI Merger Sub, Inc., with and into TSI (the “acquisition”). Pursuant to the merger agreement, Verizon Information Services Inc. received merger consideration equal to $770,000 in cash. Fees and expenses of approximately $37,300 were paid. A working capital adjustment of $1,400 was paid to Verizon in May 2002. TSI Inc. is a corporation formed by TSI LLC, which is owned by GTCR Fund VII, L.P., certain of its affiliates and co-investors, G. Edward Evans (TSI’s chief executive officer) and certain other members of TSI’s management. TSI is a leading provider of mission-critical transaction processing services to wireless telecommunications carriers throughout the world. As a result of the acquisition, the ultimate Parent expects to increase market share due to independence from Verizon.

The acquisition was funded as follows:

Equity contribution	$255,335
Cash held by TSI	25,000
Working capital adjustment paid in May 2002	1,400
Acquisition fees and expenses paid after closing using cash generated from operations	6,948
Senior credit facility
Revolving credit facility	5,430
Term loan, net of discount	275,000
Senior Notes, net of discount	239,570

$808,683

The following table summarizes the fair values of the assets acquired and liabilities assumed at February 14, 2002, the date of the acquisition.

Cash and other current assets	$92,499
Property and equipment	35,049
Intangible assets not subject to amortization—Trademarks	51,700
Intangible assets subject to amortization— (19 year weighted-average useful life)
Software (11 year weighted-average useful life)	78,532
Contracts (4 year weighted-average useful life)	17,400
Customer Base (20 year weighted-average useful life)	216,600
Deferred financing costs	19,269
Goodwill	330,559

Total assets acquired	841,608
Current liabilities, excluding long-term debt	(62,940)
Restructuring	(3,333)
Long-term debt	(520,000)

Total liabilities assumed	(586,273)

Net assets acquired	$255,335

The acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and EITF 88-16, Basis in Leveraged Buyout Transactions.

The purchase accounting adjustments have been recorded in the accompanying unaudited condensed consolidated balance sheet as of February 14, 2002 and are reflected in all periods subsequent to February 13, 2002. The excess purchase price we paid over the preliminary estimates of the fair market value of the tangible assets and liabilities of TSI as of the date of the acquisition was approximately $330,559 and is reflected as goodwill in the accompanying condensed consolidated balance sheet. The purchase price resulted in the recognition of goodwill due to additional value attributable to TSI’s market share, enterprise product development capabilities and management team.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the new intangible asset balance has been allocated between identifiable intangible assets and remaining goodwill. Goodwill will not be amortized, but is subject to an ongoing assessment for impairment. As a part of the transactions, we have elected for income tax purposes to treat the acquisition as an asset purchase resulting in a step-up in tax basis equal to the new book basis. As a result, all deferred taxes were eliminated in purchase accounting. Goodwill is being deducted for tax purposes over a 15-year period beginning February 14, 2002.

The unaudited pro forma results presented below include the effects of the acquisition as if it had been consummated at the beginning of year and the period prior to acquisition. Pro Forma adjustments arise due to the asset revaluation and debt incurred. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated at the beginning of the year prior to acquisition.

	Predecessor
	Year Ended December 31, 2001	Period from January 1 to February 13, 2002
Pro Forma:
Revenues	$361,358	$39,996
Net income	25,464	1,133
Net income (loss) attributable to common unitholders	$227	$(1,909)

5. Acquisition of Brience

On July 23, 2003, we acquired Brience by merging Brience with and into TSI Brience, a newly formed wholly owned subsidiary of TSI Networks with TSI Brience continuing as the surviving entity and a wholly owned subsidiary of TSI Networks. Historically, Brience developed and sold information access and integration software products to large enterprises. At the time of the merger, however, Brience’s business was limited to selling and servicing its Mobile Processing Server product.

As a result of the merger, each share of Series C Preferred Stock of Brience outstanding as of the effective time of the merger was converted into a right to receive a pro rata share of 1.67 shares of Class B Common Stock, par value $.01 per share (the “merger consideration”), of TSI Networks, under the terms and subject to the conditions set forth in the merger agreement. All other outstanding classes of stock of Brience were canceled and retired with no right to payment under the terms of the merger agreement. Concurrent with the merger, the holders of Series C Preferred Stock other than GTCR Fund VII, L.P. and GTCR Co-Invest, L.P. entered into an exchange agreement with TSI LLC pursuant to which such parties (the “exchanging parties”) exchanged all of the merger consideration received by the exchanging parties in the merger in exchange for a pro rata portion of 19,775.01 Common Units of TSI LLC. Also concurrent with the merger, GTCR Fund VII, L.P. and GTCR Co-Invest, L.P. (the “investors”) entered into a contribution agreement pursuant to which the investors agreed to contribute to TSI LLC all of the merger consideration received by the investors in the merger in exchange for a pro rata portion of 80,224.99 Common Units of TSI LLC.

At the time of the merger, GTCR Fund VII, L.P. and GTCR Co-Invest, L.P. collectively were majority owners of Brience and owned approximately 64% of the outstanding common stock of Brience on a fully diluted basis. GTCR Fund VII, L.P. and GTCR Co-Invest, L.P. collectively own approximately 52% of the outstanding common units of TSI LLC and their affiliate, GTCR Fund VII/A, L.P., owns approximately 26% of the common units of TSI LLC. Since funds associated with GTCR had a controlling interest in both Brience and TSI LLC at the time of the merger, the transaction is accounted for as a combination of entities under common control, similar to a pooling of interests, whereby the assets and liabilities of Brience were combined at their historical amounts as of the date that GTCR had control of both entities (February 14, 2002). For historical accounting purposes, the historical financial results of Brience have only been combined for the periods during which TSI LLC and Brience were under common control of funds associated with GTCR. Accordingly, our historical consolidated financial statements have been restated to include the financial results of Brience beginning on the date when funds associated with GTCR had common control of both entities (February 14, 2002). For the minority interest of Brience not owned by GTCR affiliates at the time of the combination, purchase accounting has been applied. However, the effects of the fair value adjustments relating to this purchase accounting were deemed to be insignificant, and therefore, recorded at zero for purposes of these financial statements.

The accompanying financial statements for the period beginning February 14, 2002 have been restated to give effect to the combination, accounted for similar to a pooling of interests. The following is a reconciliation of certain amounts in the balance sheet and statement of operations, previously reported for 2002, with restated amounts:

Period from February 14 to December 31, 2002
Revenues:
As previously reported by TSI LLC	$291,216
Brience	4,828

As restated	$296,044

Net income (loss):
As previously reported by TSI LLC	$14,418
Brience	(13,787)

As restated	$631

Net income (loss) attributable to common unitholders/shareholders:
As previously reported by TSI LLC	$(8,534)
Brience	(13,787)

As restated	$(22,321)

Accumulated deficit:
As previously reported by TSI LLC	$14,418
Brience	(115,860)

As restated	$(101,442)

Total Equity:
As previously reported by TSI LLC	$269,743
Brience	1,048

As restated	$270,791

6. Concentration of Business

Financial instruments that subject us to concentrations of credit risk are limited to our trade receivables from major customers. We generated revenues from services provided to Verizon and its predecessors of $104,717, $122,397, $15,838, and $87,989 for the year ended December 31, 2000 and 2001, and the periods from January 1, 2002 to February 13, 2002, and February 14, 2002 to December 31, 2002, respectively. No other customer represented more than 10% of revenues in the year ended December 31, 2000 and 2001, and the periods from January 1, 2002 to February 13, 2002, and February 14, 2002 to December 31, 2002, although a significant amount of our remaining revenues was generated from services provided to a small number of other wireless providers.

7.	Fair Value of Financial Instruments

Cash, receivables, accounts payable and revolving line of credit are reflected in the financial statements at their carrying value, which approximate their fair value due to the short maturity.

The estimated fair values of our Term Note B and Subordinated Notes are based on prices prevailing in the market.

The carrying amounts and fair values of our long-term debt as of December 31, 2002 are as follows:

	December 31, 2002
	Carrying Value	Fair Value

Term Note B	$264,343	$258,850
Subordinated Notes	240,257	218,050

8.	Property and Equipment

Property and equipment, net consist of the following:

	Predecessor	Successor
	December 31, 2001	December 31, 2002

Equipment	$58,589	$42,042
Furniture and fixtures	6,563	1,630
Leasehold improvements	1,949	1,707

	67,101	45,379
Accumulated depreciation and amortization	(43,445)	(11,651)

Total	$23,656	$33,728

Depreciation expense related to property and equipment was $6,774, $8,017, $940 and $10,201 for the years ended December 31, 2000 and 2001, and the periods from January 1, 2002 to February 13, 2002, and February 14, 2002 to December 31, 2002, respectively.

9.	Capitalized Software

Capitalized software development costs, net consist of the following:

	Predecessor	Successor
	December 31, 2001	December 31, 2002

Software	$53,786	$83,712
Accumulated depreciation and amortization	(46,083)	(9,798)

Total	$7,703	$73,914

Amortization expense related to capitalized software was $6,287, $7,186, $524 and $9,801 for the years ended December 31, 2000 and 2001, and the periods from January 1, 2002 to February 13, 2002, and February 14, 2002 to December 31, 2002, respectively.

10.	Identifiable Intangible Assets

Identifiable intangible assets consist of the following:

Successor
December 31, 2002
Indefinite lived intangible assets
Trademark	$51,700
Definite lived intangible assets
Customer (Verizon) contract	17,400
Less accumulated amortization	(3,806)

Customer contract, net	13,594
Customer base	216,600
Less accumulated amortization	(9,476)

Customer base, net	207,124

Total intangibles	$272,418

Definite lived intangible assets are amortized over their useful lives, which are 4 years for the Verizon contract and 20 years for customer base. Amortization expense related to identifiable intangibles was $13,282 for the period from February 14, 2002 to December 31, 2002. Expected amortization expenses for each of the next five years are the following: 2003—$15,180, 2004—$15,180, 2005—$15,180, 2006—$11,374 and 2007—$10,830.

11.	Leasing Arrangements

We lease certain facilities, equipment and an aircraft for use in our operations. Total rent expense under operating leases amounted to $2,687 in 2000, $3,087 in 2001, $394 for the period January 1, 2002 to February 13, 2002 and $5,763 for the period February 14, 2002 to December 31, 2002. These leases contain various renewal options that could extend the terms of the leases beyond 2009.

Effective March 1, 2002, we entered into an operating lease for the use of an executive aircraft. The lease is for seven years, ending March 1, 2009, and requires monthly payments plus actual expenses for maintenance, fuel and other usage related charges. We have an option to purchase the aircraft 36 months after the commencement date of the lease at a price of $6,650. Our CEO and one of his affiliates is entitled to use the aircraft and an affiliate entity owned by the CEO will pay 25% of the monthly lease and other fixed costs for the aircraft and will reimburse us for all operating costs of the aircraft in connection with such use. As of December 31, 2002, $274 was owed to us under this arrangement. Amounts incurred, net of the $274 estimated amount due from the entity owned by our CEO, are included in rent expense above.

As of December 31, 2002, the aggregate future minimum lease commitments under these leases are as follows:

Year ended December 31, 2003	$4,271
Year ended December 31, 2004	4,346
Year ended December 31, 2005	4,345
Year ended December 31, 2006	3,778
Year ended December 31, 2007	925
Thereafter	876

$18,541

12.	Debt

As a part of the financing of the acquisition described in Note 9 above, TSI entered into various debt agreements all of which are guaranteed by TSI LLC, TSI Inc., TSI Finance, TSI Networks and TSI Brience. The following are the amounts outstanding at December 31, 2002:

$35,000 revolving line of credit, due December 2006, interest payable quarterly, principal payable upon maturity (a)	$—
$278,333 term note due December 2006, interest payable quarterly, principal payable quarterly beginning September 2002—net of discount of $13,990 (a)	264,343
$245,000 Subordinated Notes due February 2009, bearing interest at 12.75%, interest payable semi-annually beginning August 2002, principal payable upon maturity—net of discount of $4,743 (b)	240,257

Total	504,600
Less current portion	(52,736)

Long-term debt	$451,864

(a)	The senior credit facility provides for aggregate borrowings by TSI of up to $328,333 maturing December 2006 (with net proceeds to us on February 14, 2002 of up to $310,000) as follows:

•	a revolving credit facility of up to $35,000 in revolving credit loans and letters of credit; available for general corporate purposes including working capital, capital expenditures and acquisitions (funding for acquisitions from the revolving credit facility is limited to an aggregate amount of $15,000. The outstanding balance of the revolving line of credit is $0 as of December 31, 2002; and

•	a term loan B facility of $293,333 in term loans. Principal outstanding as of December 31, 2002 was $278,333.

The revolving line of credit and the term note each bear interest at variable rates, at TSI’s option:

•	a base rate generally defined as the sum of (i) the higher of (x) the prime rate (as quoted on the British Banking Association Telerate Page 5) and (y) the federal fund effective rate, plus one half percent (0.50%) per annum) and (ii) an applicable margin (initially 3.50%); or

•	a LIBOR rate generally defined as the sum of (i) the rate at which eurodollar deposits for one, two, three or six months and, if available to the lenders under the applicable credit facility, nine or twelve months (as selected by TSI) are offered in the interbank eurodollar market and (ii) an applicable margin (initially 4.50%).

•	In March 2003, we entered into an interest rate protection agreement that effectively caps the LIBOR exposure of $100 million of our senior credit facility at 3.0% for a period of two years. As a result of this interest rate protection agreement, approximately 75% of funded debt now bears interest that is effectively fixed as to rate.

The term loan B facilities are subject to equal quarterly installments of principal as set forth in the table below:

Year	Term Loan B
2003	$57,275
2004	35,000
2005	45,000
2006	141,058

Total	$278,333

Voluntary prepayments of principal outstanding under the revolving loans are permitted at any time without premium or penalty, upon the giving of proper notice. In addition, TSI is required to prepay amounts outstanding under the senior credit facility in an amount equal to:

•	100% of the net cash proceeds from any sale or issuance of equity by TSI LLC or any of its direct or indirect subsidiaries, subject to certain baskets and exceptions;

•	100% of the net cash proceeds from any incurrence of additional indebtedness (excluding certain permitted debt);

•	100% of the net cash proceeds from any sale or other disposition by TSI LLC, or any of its direct or indirect subsidiaries of any assets, subject to certain reinvestment provisions and excluding certain dispositions in the ordinary course; and

•	100% of excess cash flow, as defined, for each fiscal year. At December 31, 2002, we have classified $37,275 as current representing the excess cash flow prepayment required, as described above. This amount was paid in March 2003.

In addition, any prepayment of the term loan B facility (other than from excess cash flow) shall be accompanied by a prepayment premium equal to 2.00% of the principal amount of such prepayment (if such prepayment is made on or prior to the first anniversary of the closing date) and 1.00% of the principal amount of such prepayment (if such prepayment is made after the first anniversary of the closing date and through the second anniversary of the closing date). In June 2003, we prepaid $5 million of the amounts outstanding.

TSI is required to pay a commitment fee on the difference between committed amounts and amounts actually utilized under the revolving credit facility, which is 0.50% per annum. We incurred $149 in commitment fees in the period from February 14, 2002 to December 31, 2002.

Under the terms of the senior credit facility at least 45% of our funded debt must bear interest that is effectively fixed. To that extent, we may be required to enter into interest rate protection agreements establishing a fixed maximum interest rate with respect to a portion of our total indebtedness. As of December 31, 2002, we were not required to enter into interest rate protection agreements.

The loans and other obligations under the senior credit facility are guaranteed by TSI LLC, TSI Inc. and each of TSI LLC’s direct and indirect subsidiaries (other than certain foreign subsidiaries).

Our obligations under the senior credit facility and the guarantees are secured by:

•	a perfected first priority security interest in all of our tangible and intangible assets and all of the tangible and intangible assets of TSI LLC and each of its direct and indirect subsidiaries, subject to certain customary exceptions, and

•	a pledge of (i) all of the capital stock of TSI Inc. owned by TSI LLC, all of our capital stock and that of any of TSI LLC’s direct and indirect domestic subsidiaries and (ii) two-thirds of the capital stock of certain first-tier foreign subsidiaries, if any.

On September 25, 2003, we entered into a First Amendment to Credit Agreement (the “First Amendment”) with our lenders (Term Note B and Revolving Credit) signatory thereto and Lehman Commercial Paper Inc., as administrative agent for the lenders (the “Agent”). The First Amendment amends our senior credit facility financial covenants by (i) increasing the maximum consolidated leverage and consolidated senor debt ratios, (ii) reducing the minimum consolidated interest coverage ratios beginning with the third and fourth fiscal quarters of 2003 and the four fiscal quarters of 2004, 2005 and beyond and (iii) reducing the minimum consolidated fixed charge coverage ratio. In addition, the First Amendment increases the permitted level of capital expenditures for fiscal years 2004 and 2005. The First Amendment also evidences the agreement of the lenders that, notwithstanding any contrary accounting treatment under GAAP necessitated by the acquisition of Brience on July 20, 2003, the consolidated net income and consolidated EBITDA of Brience prior to July 23, 2003 will be excluded from any determination of consolidated net income or consolidated EBITDA of TSI LLC and its subsidiaries for purposes of our senior credit facility.

(b)	The Subordinated Notes are general unsecured obligations of TSI, and are unconditionally guaranteed by TSI Inc. and TSI LLC, and each of the domestic subsidiaries of TSI. At any time prior to February 1, 2005, TSI may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including additional notes, if any) at a redemption price of 112.75% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more equity offerings by TSI or a contribution to TSI’s common equity capital made with the net cash proceeds of a concurrent equity offering by TSI Inc. or TSI LLC (but excluding any Excluded Capital Contribution, as defined, and any Reserved Contribution, as defined) provided that:

•	At least 65% of the aggregate principal amount of notes issued under the indenture (including additional notes, if any) remains outstanding immediately after the occurrence of such redemption; and

•	The redemption occurs within 60 days of the date of the closing of such equity offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at TSI’s option prior to February 1, 2006. After February 1, 2006, TSI may redeem all or a part of the notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount), set forth below plus accrued and unpaid interest and liquidated damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2006	106.375%
2007	103.188%
2008	100.000%

TSI is not required to make mandatory redemption or sinking fund payments with respect to the notes.

The notes contain various other provisions in the event of a change in control or asset sales, and they also contain certain covenants related to dividend payments, equity repurchases, debt repurchases, restrictions on investments, incurrence of indebtedness, issuance of preferred stock, sale and leaseback transactions, and require the maintenance of certain financial conditions related to leverage ratios.

13.	Unitholders’ Interests

The Ultimate Parent is organized as a limited liability company under the laws of Delaware.

The ownership interests in TSI LLC consist of Class A Preferred Units, Class B Preferred Units and Common Units. Holders of the Class A Preferred Units and Class B Preferred Units have no voting rights except as required by law. The holders of the Common Units are entitled to one vote per unit on all matters to be voted upon by the unitholders of TSI LLC.

The Class A Preferred Units are entitled to a cumulative preferred yield of 10.0% per annum, compounded quarterly. Class A Preferred Units may be used as consideration for the repurchase by TSI LLC of Class B Preferred Units and Common Units held by members of our management team who cease to be employed by TSI LLC, TSI Inc. or their respective subsidiaries. At December 31, 2002, no Class A Preferred Units were outstanding.

The Class B Preferred Units are entitled to an annual cumulative preferred yield of 10.0%, compounded quarterly. At December 31, 2002, there were 252,367.50 of Class B Preferred Units outstanding. For the period from February 14, 2002 to December 31, 2002, undeclared and unpaid preferred dividends totaled $22,952. These amounts are not recorded as liabilities until declared.

The Common Units represent the common equity of TSI LLC. At December 31, 2002, there were 88,828,859 Common Units outstanding.

Pursuant to the limited liability company agreement, distributions of property of TSI LLC shall be made in the following order:

•	First, holders of Class A Preferred Units, if any, will receive a preferred yield on their invested capital of 10% per annum, compounded quarterly;

•	Second, holders of Class A Preferred Units, if any, will receive a return of their invested capital;

•	Third, holders of Class B Preferred Units will receive a preferred yield on their invested capital of 10% per annum, compounded quarterly;

•	Fourth, holders of Class B Preferred Units will receive a return of their invested capital; and

•	Thereafter, holders of the Common Units will receive all remaining distributions.

Under the purchase agreements entered into in connection with the acquisition, the GTCR investors and certain co-investors acquired a strip of Class B Preferred Units and Common Units and committed to purchase up to an additional $25,000 of equity securities of TSI LLC. The investment of the additional $25,000 is conditioned upon the GTCR investors and the board of managers of TSI LLC approving the terms of the investment and the proposed use of the proceeds from the investment, as well as the satisfaction of certain other conditions.

14.	Redeemable Preferred Stock of Brience

The following is a summary of Brience’s series of redeemable preferred stock and the amounts authorized and outstanding as of December 31, 2002. All series were canceled as part of TSI’s acquisition of Brience, described in Note 5.

Description	December 31, 2002
Series A redeemable preferred stock-$.01 par value, 8,663,355 shares authorized and 7,463,355 issued and outstanding; liquidation preference of $50,000	$75
Series A-1 redeemable preferred stock-$.01 par value, 676,791 shares authorized and 676,791 issued and outstanding; liquidation preference of $4,029	7
Series B redeemable preferred stock-$.01 par value, 1,545,414 shares authorized and 1,545,413 issued and outstanding; liquidation preference of $9,200	15
Series B-1 redeemable preferred stock-$.01 par value, 870,969 shares authorized and 840,192 issued and outstanding; liquidation preference of $5,629	8
Series C redeemable preferred stock-$.01 par value, 2,700,000 shares authorized and 1,447,205 issued and outstanding; liquidation preference of $9,695	14

Total	$119

Each holder of outstanding preferred stock was entitled to receive each fiscal year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, a dividend at the rate of 6% per annum on the aggregate liquidation value thereof. Such dividends were payable only when, as and if declared by the Board of Directors and were noncumulative. No dividends were ever declared by the Brience Board of Directors.

In the event that that Brience declared or paid any dividends upon the common stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of common stock, Brience was required to also declare and pay to the holders of the preferred stock at the same time that it declared and paid such dividends to the holders of the common stock, the dividends which would have been declared and paid with respect to its common stock issuable upon conversion of the preferred stock had all of the outstanding preferred stock been converted immediately prior to the record date for such dividend, or if no record date was fixed, the date as of which the record holders of common stock entitled to such dividends were to be determined.

Upon any liquidation, dissolution or winding up of Brience (whether voluntary or involuntary), each holder of preferred stock was to be paid in the following order:

•	First, holders of Series C Preferred Stock were to receive an amount in cash equal to the aggregate liquidation value of all shares of Series C Preferred Stock held by such holders, plus all declared and unpaid dividends thereon;

•	Second, holders of Series B Preferred Stock and Series B-1 Preferred Stock were to receive an amount in cash equal to the aggregate liquidation value of all shares of Series B Preferred Stock and Series B-1 Preferred Stock held by such holders, plus all declared and unpaid dividends thereon;

•	Third, holders of Series A Preferred Stock and Series A-1 Preferred Stock were to receive an amount in cash equal to the aggregate liquidation value of all shares of Series A Preferred Stock and Series A-1 Preferred Stock held by such holders, plus all declared and unpaid dividends thereon; and

•	Thereafter, all of the remaining assets of Brience available for distribution to stockholders were to be distributed among the holders of preferred stock and common stock pro rata based on the number of shares of common stock held by each (assuming full conversion of all such shares of preferred stock).

The holders of preferred stock were entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the common stock voting together as a single class with each share of common stock entitled to one vote per share and each share of preferred stock entitled to one vote for each share of common stock issuable upon conversion of such share of preferred stock at the time the vote was taken.

At any time after January 1, 2007, the holders of a majority of the outstanding preferred stock (voting together as a single class) could have requested redemption of all of the outstanding shares of preferred stock by delivering written notice of such request to Brience. For each share of preferred stock which was to be redeemed, Brience would have been obligated on each redemption date to pay to the holder an amount in immediately available funds equal to the liquidation value of such share (plus all declared and unpaid dividends).

At any time, holders of preferred stock could have converted all or any portion of their preferred stock into a number of shares of Brience common stock computed by multiplying the number of shares to be converted by $6.6994 for Series A, B-1 and C Preferred Stock, and $5.9531 for Series A-1, and B Preferred Stock, and dividing the result by the conversion price then in effect.

15.	Stock Options

    TSI Inc. (Successor)

On May 16, 2002, TSI Inc.’s Board of Directors adopted a Founders’ Stock Option Plan for non-employee directors, executives and other key employees of TSI Inc. In addition, the Board of Directors adopted a Directors’ Stock Option Plan on August 2, 2002 which provides for grants to independent directors to purchase 50,000 shares upon election to the board. The plans have a term of five years and provide for the granting of options to purchase shares of TSI Inc.’s non-voting common stock.

Under the plans, the options have or will have an initial exercise price based on the fair value of each share, as determined by the Board. The per share exercise price of each stock option is not less than the fair market value of the stock on the date of the grant or, in the case of an equity holder owning more than 10% of the outstanding stock of TSI Inc., the price for incentive stock options is not less than 110% of such fair market value. The Board of TSI Inc. reserved 1,000,000 shares of non-voting common stock, par value $.001 per share for issuance under the Founders’ plan and 300,000 shares under the Directors’ plan. As of December 31, 2002, there were options to purchase 294,700 shares outstanding under the Founder’s Stock Option Plan and options to purchase 50,000 shares outstanding under the Directors’ Stock Option Plan.

All options to be issued under the plans shall be presumed to be nonqualified stock options unless otherwise indicated in the option agreement. Each option will have exercisable life of no more than 10 years from the date of grant for both nonqualified and incentive stock options in the case of grants under the Founders’ Stock Option Plan and under the Directors’ Stock Option Plan. Vesting will vary by grant and will be indicated in the option agreement.

The following table summarizes the transactions for the period from February 14, 2002 to December 31, 2002 relating to the combined Founders’ Option Plan and Non-Employee Directors Plan:

	Number of Shares Subject to Option	Per Share Exercise Price
Outstanding, February 14, 2002	—
Granted	371,300	$5.00
Exercised	—
Canceled/Forfeited	(26,600)	$5.00

Outstanding, December 31, 2002	344,700	$5.00

No options were exercisable at December 31, 2002.

We account for these plans and related grants thereunder using the intrinsic value method prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees”. However, pro forma information regarding net income and earnings per share as required by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation”, (SFAS 123) provided in our annual financial statements and is determined as if we had accounted for our employee and non-employee director stock options under the fair value method of SFAS 123.

Outstanding options as of December 31, 2002 had a weighted average remaining contractual life of 9.4 years. The per share weighted average fair value of options granted during the years ended December 31, 2002, was negligible.

Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if we had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method set forth in SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

December 31, 2002
Risk-free interest rate	4.93%
Volatility factor	—
Dividend yield	—
Weighted average expected life of options	5

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Since TSI, Inc.’s common stock does not trade on public markets, a volatility of 0% was entered into the Black-Scholes option valuation model. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options. Our pro forma amounts are not materially different from the reported net income amounts and hence are not disclosed.

        Verizon Stock Incentive Plans (Predecessor)

We participated in Verizon’s stock-based compensation plans that include a fixed stock option plan. GTE options were granted separately or in conjunction with stock appreciation rights (SARs). The granting of SARs was discontinued prior to 1999. We have recognized no compensation expense for our fixed stock option plans. If we had elected to recognize compensation expense based on the fair value at the grant dates for 1998 and subsequent fixed and performance-based plan awards consistent with the provisions of SFAS No. 123, net income would have been changed to the pro forma amounts indicated below:

	Predecessor
	Year Ended December 31, 2000	Year Ended December 31, 2001	Period from January 1 to February 13, 2002
Net income:
As reported	$51,051	$69,258	$6,917
Pro forma	48,914	66,150	6,621

These results may not be representative of the effects on net income for future years.

We determined the pro forma amounts using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

	Predecessor
	December 31, 2000	December 31, 2001	Period from January 1 to February 13, 2002
Dividend yield	3.48%	2.75%	2.75%
Expected volatility	26.78%	29.07%	29.07%
Risk-free interest rate	6.26%	4.80%	4.80%
Expected lives (in years)	6	6	5

The weighted-average value per share of options granted during 2000 and 2001 was $12.17 and $15.20, respectively. No options were granted in 2002.

Stock Options of Brience

Brience adopted the 2000 Stock Plan under which incentive stock options and nonstatutory stock options aggregating 15 million shares may have been granted to employees, directors and consultants of Brience. The number of authorized shares was reduced to 4 million during 2002. The exercise price was required to be at least 100 percent of the fair market value on the date of grant. Options generally expired in 10 years. Options were immediately exercisable, but shares so purchased vested over periods determined by the Board of Directors, generally five years. Upon termination of employment, Brience could have repurchased unvested shares for the original purchase price. Brience had a loan program whereby all employees with options were able to exercise their options with the aid of a company-sponsored full recourse loan. Interest on the loans was due annually and the principal balance was due approximately two years after the date of the loan. These loans were offered at the applicable prescribed federal rate for the month of the commencement of the loan. No new loans were entered into during the year ended December 31, 2002. At December 31, 2002, Brience had $312 in notes receivable from employees related to these loans.

The following table summarizes the stock option plan activity.

	Shares Available for Grant	Options Outstanding	Weighted Average Exercise Price
Outstanding, February 14, 2002	1,508,729	2,491,271	$0.95
Authorized	—	—	—
Granted	—	—	—
Exercised	—	—	—
Canceled	—	(1,269,753)	0.95
Other	—	—	—

Outstanding, December 31, 2002	1,508,729	1,221,518	$0.95

Vested and exercisable at end of period		497,735	$0.95

The following table summarizes the options outstanding at December 31, 2002.

	Options Outstanding			Options Vested and Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Years	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.95	1,221,518	9.13	$0.95	464,329	$0.95

We account for these plans and related grants thereunder using the intrinsic value method prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees”. However, pro forma information regarding net income and earnings per share as required by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation”, (SFAS 123) provided in our annual financial statements and is determined as if we had accounted for our stock options under the fair value method of SFAS 123.

Outstanding options as of December 31, 2002 had a weighted average remaining contractual life of 9.13 years. The per share weighted average fair value of options granted during the year ended December 31, 2002, was negligible.

Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if we had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method set forth in SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

December 31, 2002
Risk-free interest rate	5.00%
Volatility factor	1%
Dividend yield	—
Weighted average expected life of options	10

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Since Brience’s common stock did not trade on public markets, a volatility of 1.0% was entered into the Black-Scholes option valuation model. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options. Our pro forma amounts are not materially different from the reported net income amounts and hence are not disclosed.

16. Restructurings

As a part of the acquisition, we developed a restructuring plan to react to competitive pressures and to increase operational efficiency. The plan included the termination of approximately 78 employees in Tampa and Dallas, or 6% of our workforce and the closure of the Dallas office. As a result, we accrued $3,333 of expenses in relation to this plan as of February 14, 2002 including $2,948 for severance related to the reduction in workforce and $385 for costs to relocate employees added as a part of the restructuring. All charges were recognized in the purchase accounting.

On August 29, 2002, we completed an additional restructuring resulting in the termination of 73 employees or approximately 10% of our workforce. As a result, we accrued $2,845 in severance related costs in August. The payments related to this restructuring will be incurred through May 2003.

As of December 31, 2002, $3,901 of the restructuring costs related to these two plans had been paid with an accrual remaining of $1,611. We also recorded an adjustment to reduce the restructuring liability by $666 related to certain amounts reserved for sales force employees that were not ultimately terminated. We anticipate that all restructuring activities and payments will be complete by second quarter 2003.

On February 28, 2003, we completed another restructuring plan resulting in the termination of 71 employees or approximately 10.6% of our workforce. As a result, we accrued $1.8 million in severance related costs in February 2003. The payments related to this restructuring will be incurred through November 2003. We expect this reorganization to result in reduced annual expenses of approximately $5.8 million. Further restructuring may be necessary in light of current economic conditions.

For the period from February 14, 2002 to December 31, 2002, we had the following activity in our restructuring accruals:

	Feb. 14, 2002 Balance	Additions	Payments	Reductions	December 31, 2002 Balance
February 2002 Restructuring Termination costs	$3,333	$—	$(2,200)	$(666)	$467

August 2002 Restructuring Termination costs	—	2,845	(1,701)	—	1,144

Total	$3,333	$2,845	$(3,901)	$(666)	$1,611

17. Employee Benefits

Savings Plans (Successor)

For the period from February 14, 2002 to December 31, 2002, we adopted a 401(k) plan covering all employees subject to certain eligibility requirements. Under this plan, a certain percentage of eligible employee contributions are matched. We incurred total savings plan costs of $2,045 in the period from February 14, 2002 to December 31, 2002.

Savings Plans (Brience)

For the period from February 14, 2002 to December 31, 2002, Brience had a 401(k) plan available to all employees. Employees were eligible to participate in the 401(k) at any time beginning with their first day of employment. Each participant could elect to contribute an amount up to 15 percent of his or her annual base salary plus commissions and bonuses, but not to exceed the statutory limit as prescribed by the Internal Revenue Code. While Brience was allowed to make discretionary contributions to the 401(k), no discretionary contributions to the 401(k) were made by Brience.

Employee Benefits (Predecessor)

We participated in the Verizon benefit plans for the periods ending December 31, 2000, 2001, and the period from January 1, 2002 to February 13, 2002. Verizon maintains noncontributory defined benefit pension plans for substantially all employees. The postretirement healthcare and life insurance plans for our retirees and their dependents are both contributory and noncontributory and include a limit on our share of cost for recent and future retirees. Verizon also sponsors a defined contribution savings plans in which we participated to provide opportunities for our eligible employees to save for retirement on a tax-deferred basis and to encourage employees to acquire and maintain an equity interest in Verizon.

The structure of Verizon’s benefit plans does not provide for the separate determination of certain disclosures for us. The required information is provided on a consolidated basis in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2002.

Pension and Other Postretirement Benefits (Predecessor)

Verizon may periodically amend the benefits in our pension and other postretirement benefit plans.

Benefit Cost

Amounts reported in the Consolidated Statements of Operations consist of:

	Predecessor			Predecessor
	Pension			Healthcare and Life
	Year Ended December 31, 2000	Year Ended December 31, 2001	Period from January 1 to February 13, 2002	Year Ended December 31, 2000	Year Ended December 31, 2001	Period from January 1 to February 13, 2002
Net periodic benefit cost	$2,320	$3,161	$430	$648	$700	$129

Amounts recognized on the consolidated balance sheets consist of:

	Predecessor	Predecessor
	Pension December 31, 2001	Healthcare and Life December 31, 2001
Employee benefit obligations	$(12,821)	$(4,581)
Other assets	1,468	—
Accumulated other comprehensive loss	—	—

Net amount recognized as a liability	$(11,353)	$(4,581)

The changes in benefit obligations from year to year were caused by a number of factors, including changes in actuarial assumptions (see Assumptions below) and plan amendments.

Assumptions

The actuarial assumptions used are based on market interest rates, past experience, and management’s best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. The weighted-average assumptions used in determining expense and benefit obligations are as follows:

	Predecessor			Predecessor
	Pension			Healthcare and Life
	Year Ended December 31, 2000	Year Ended December 31, 2001	Period from January 1 to February 13, 2002	Year Ended December 31, 2000	Year Ended December 31, 2001	Period from January 1 to February 13, 2002
Discount rate at end of year	7.75%	7.25%	7.25%	7.75%	7.25%	7.25%
Long-term rate of return on plan assets for the year	9.25	9.25	9.25	9.10	9.10	9.10
Rate of future increases in compensation at end of year	5.00	5.00	5.00	4.00	4.00	4.00
Medical cost trend rate at end of year				5.00	10.00	10.00
Ultimate				5.00	5.00	5.00

    Savings Plans and Employee Stock Ownership Plans (Predecessor)

For the periods ending December 31, 2000, 2001, and the period from January 1, 2002 to February 13, 2002, substantially all of our employees were eligible to participate in savings plans maintained by Verizon. Verizon maintains a leveraged employee stock ownership plan (ESOP) for its management employees of the former GTE Companies. Under this plan, a certain percentage of eligible employee contributions are matched with shares of Verizon common stock. Verizon recognizes leveraged ESOP cost based on the modified shares allocated method for this leveraged ESOP that held shares before December 31, 1989. We recognize savings plan costs based on our matching obligation attributed to our participating management employees. We recorded total savings plan costs of $1,667 in 2000, $1,834 in 2001, and $299 in the period from January 1, 2002 to February 13, 2002.

18.	Income Taxes

The components of income tax expense (benefit) are as follows:

	Predecessor			Successor
	Year Ended December 31, 2000	Year Ended December 31, 2001	Period from January 1 to February 13, 2002	Period from February 14 to December 31, 2002
Current:
Federal	$28,038	$41,055	$4,221	$120
Foreign	107	19	4	21
State and local	5,188	7,569	779	306

	33,333	48,643	5,004	447
Deferred
Federal	(555)	(4,017)	(496)	7,973
State and local	(230)	(731)	(90)	900

	(785)	(4,748)	(586)	8,873

Provision for income taxes	$32,548	$43,895	$4,418	$9,320

The difference between the expected statutory tax rate and our effective tax rate in the period from February 14, 2002 to December 31, 2002 relates primarily to the pooling of the financial results of TSI and Brience which nets the Brience pre tax loss for the period of $12,246 with TSI’s pre tax income of $23,738 resulting in pooled pre tax income of $11,492. Prior to the July 23, 2003 acquisition of Brience, Brience filed separate income tax returns and its losses were not available to TSI in those tax periods. The Brience loss does not generate a current tax benefit due to Brience’s history of losses, uncertainty of the realization of the Brience deferred tax assets, and the absence of sufficient taxable income in prior carryback years. As a result, the pooled tax expense relates solely to the pre-pooling TSI tax expense of $9,320 on the combined pre tax income of $11,492. The following table shows the principal reasons for the difference between the effective income tax rate and the statutory federal income tax rate:

	Predecessor			Successor
	Year Ended December 31, 2000	Year Ended December 31, 2001	Period from January 1 to February 13, 2002	Period from February 14 to December 31, 2002
Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%
State and local income tax, net of federal benefits	3.9	3.8	4.0	2.2
Other, net	—	—	—	0.5
Valuation allowance	—	—	—	43.4

	38.9%	38.8%	39.0%	81.1%

In 2000, GTE incurred and paid income taxes on the transfer of the net assets of the GTE Intelligent Network Services’ SS7 business to the Company. A deferred tax asset of $33,500 arose related to an increase in the tax basis of the related assets. The associated current income tax benefit was contributed to our capital and is a non-cash transaction.

On February 14, 2002, TSI Telecommunication Holdings, Inc. acquired TSI Telecommunication Services Inc. by merging its wholly owned subsidiary, TSI Merger Sub, Inc. with and into TSI Telecommunication Services Inc. For tax purposes, the transaction was treated as a purchase of assets. As a result of this treatment, the book and tax basis in assets was equalized which reduced the deferred tax balances to zero.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax (liabilities) assets are shown in the following table:

	Predecessor		Successor
	December 31, 2001		December 31, 2002
	Current	Non-Current	Current	Non-Current
Intangible assets	$—	$30,150	$—	$(10,312)
Property and equipment	—	(1,796)	—	(27)
Employee benefits	2,175	6,594	1,173	—
Accounts receivable	4,772	—	979	—
R and E credit	—	—	—	632

Federal and state net operating loss carryforwards	—	—	—	37,411
Other-net	175	(1,566)	282	268

Deferred tax asset/(liability)	7,122	33,382	2,434	(27,972)
Valuation allowance	—	—	(324)	(38,955)

Net deferred tax asset/(liability)	$7,122	$33,382	$2,110	$(10,983)

FAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. As of December 31, 2002, TSI and Brience on a combined basis, have remaining state and federal net operating loss carryforwards of approximately $55,000 and $31,000, respectively, which expire between 2006 and 2022.

The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an “ownership change,” as defined by the Internal Revenue Code. Our ability to utilize net operating loss and tax credit carryforwards may be subject to restrictions pursuant to these provisions. A subsidiary of Brience has approximately $9,000 of net operating losses which are included in the total NOLs above and subject to limitation by Section 382, as they relate to periods prior to Brience’s acquisition of the subsidiary.

19.	Discontinued Operations of Brience

On July 31, 2001, Brience determined that it would divest itself of its subsidiary Hello Asia, Inc. which operated in several Asian countries. The operations of Hello Asia, Inc. were sold or liquidated following this date and were concluded by December 31, 2002. Hello Asia, Inc. conducted an e-marketing customer rewards program. There were no Hello Asia assets or liabilities remaining at December 31, 2002.

Results of operations of Hello Asia, Inc. for the period from February 14, 2002 to December 31, 2002 are as follows:

Period from February 14, 2002 to December 31, 2002
Revenues	$715

Costs and expenses:
Cost of operations	462
Sales and marketing	878
General and administrative	983

2,323

Operating loss	(1,608)
Other income (expense), net:	67

67

Loss before provision for income taxes	(1,541)
Provision for income taxes	—

Net loss	$(1,541)

20.	Commitments and Contingencies

We are currently a party to various claims and legal actions that arise in the ordinary course of business. We believe such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on our business, financial condition or results of operations.

21.	Related Party Transactions

Successor

On February 14, 2002, we entered into several agreements to enable us to conduct its business on a stand-alone basis separate from Verizon, and for other business reasons.

Professional Services Agreement

We have agreed to pay GTCR an annual fee of $500 for its ongoing services as our financial and management consultant. We incurred $417 in the period from February 14, 2002 to December 31, 2002.

Transition Services Agreement

Verizon agreed to provide us with services for accounts payable, general ledger/SAP, employee health benefits/COBRA, and payroll services for a period of six months following February 14, 2002 for a total monthly fee of approximately $129. The transition services were completed in 2002. Verizon charged us $425 under this agreement from February 14, 2002 to December 31, 2002.

Distributed Processing Services Agreement

Verizon agreed to provide us with data center infrastructure and technical support services in support of our distributed systems processing, including a data center network infrastructure, for a period of 18 months. We agreed to pay both monthly labor fees (capped at approximately $241 per month) and maintenance fees (capped at $300 per month). If additional hardware, software or maintenance was added, Verizon charged us additional amounts. Amounts incurred under these agreements total $4,595 from February 14, 2002 to December 31, 2002.

Mainframe Computing Services Agreement

Verizon agreed to provide certain mainframe computing and help desk services to us, for a period of six months, beginning February 14, 2002. We paid Verizon a per service fee depending on the type of service provided. Therefore, monthly payments vary with usage. Typical services included CPU processing time, disk and tape storage, and tape mounts. There were no stated minimum fees. Amounts incurred under these agreements total $3,888 from February 14, 2002 to December 31, 2002. This total excludes $564 in costs incurred during the period from February 14, 2002 to December 31, 2002 to transition our data to a new service provider.

Revenue Guaranty Agreement

Verizon agreed, through December 31, 2005, to make quarterly payments to us if the amount of wireless revenues, as defined, for a given period is less than the revenue target for such period. In general the revenue guaranty payments will be due if wireless revenues during each of the years in the period from February 14, 2002 to December 31, 2005 are less than 82.5% of the agreed-upon targets. The payments due would be calculated as equal to 61.875% of the quarterly shortfall. No payments from Verizon are due under the guaranty agreement for the period from February 14, 2002 to December 31, 2002.

Other

GTCR Capital Partners, L.P., an investment fund affiliated with our controlling equityholder, purchased $30,000,000 face value amount of our Senior Subordinated Notes. In addition, Verizon purchased $75 million face value of our term loan B of the senior credit facility but had sold them by May 2002.

GTCR Fund VII, L.P., investment fund affiliated with our controlling equityholder, loaned Mr. Evans approximately $1,000,000 to fund a portion of the purchase price for his purchase of Co-Invest Units and Carried Units. This loan bears interest at a rate of 10% per annum.

We transact business and recognize revenues and expenses from Transaction Network Services, Inc., a company affiliated with our controlling unitholder. For the period from February 14, 2002 to December 31, 2002, we recognized revenues and expenses in the amount of $1,617 and $687, respectively.

See Notes 5 and 11 for other related party transactions.

Predecessor

We recognized revenues from Verizon Wireless for providing wireless solutions that allow operators to communicate with each other regardless of the network technology, signaling standard or billing protocol deployed. We also recognized revenues from Verizon Network Services for providing data base services.

We had arrangements with Verizon Services for the provision of various centralized services. These costs include corporate governance, corporate finance, external affairs, legal, media relations, employee communications, corporate advertising, human resources, and treasury. These costs were allocated to us based on functional reviews of the work performed.

Verizon Data Services provided data processing services, software application development and maintenance. We were charged for these affiliated transactions based on proportional cost allocation methodologies.

Verizon Realty provided us with office space and various facilities for housing our equipment. We paid market rates for these facilities. The cost of leasing these facilities was included in cost of operations and general and administrative expenses.

In the opinion of management, the costs allocated for services and facilities were reasonable and represented our cost of doing business.

We recognized interest income and expense in connection with arrangements with Verizon (Parent) to provide short-term financing, investing and cash management services. We also declared and paid dividends to our parent, which is a wholly-owned subsidiary of Verizon.

Transactions with affiliates (including Verizon and its predecessors) are summarized as follows:

		Predecessor
	Year Ended December 31, 2000	Year Ended December 31, 2001	Period from January 1 to February 13, 2002
Revenues
Verizon Wireless	$77,052	$83,321	$8,591
Verizon Network Services	24,612	33,884	6,496
Other Affiliates	3,053	5,192	751

	104,717	122,397	15,838

Cost of Operations:
Verizon Data Services	17,794	25,311	2,903
Verizon Realty	1,521	2,173	277
Other Affiliates	6,404	6,976	1,239

	25,719	34,460	4,419
General and Administrative Expenses:
Service Corporation Prorate	8,034	3,597	326
Rent Expense	737	914	117

	8,771	4,511	443
Interest income—Verizon (Parent)	2,210	2,472	221
Interest expense—Verizon (Parent)	22	—	—

Outstanding balances with affiliates are reported on the Consolidated Balance Sheets at December 31, 2001 and 2002 as Notes Receivable—Affiliate, Accounts Receivable—Affiliates, Accounts Payable—Affiliates and Deferred Revenue—Affiliates and Others.

22.	Quarterly Financial Information (Unaudited)

The following presents quarterly financial results for the years ended December 31, 2001 and 2002.

	Predecessor	Successor
	Period from January 1 to February 13, 2002	Period from February 14 to March 31, 2002	Second Quarter 2002	Third Quarter 2002	Fourth Quarter 2002
Revenues	$39,996	$44,027	$88,645	$87,060	$76,312
Operating income	10,922	8,487	16,511	21,410	18,499
Income (loss) from continuing operations	—	(388)	(1,127)	2,390	1,297
Loss from discontinued operations	—	(861)	(583)	(744)	647
Net income (loss)	6,917	(1,249)	(1,710)	1,646	1,944
Net income (loss) attributable to common shareholders/unitholders	6,917	(4,404)	(8,160)	(4,987)	(4,770)

	Predecessor
	First Quarter 2001	Second Quarter 2001	Third Quarter 2001	Fourth Quarter 2001
Revenues	$82,620	$88,198	$95,859	$94,681
Operating income	23,590	27,254	32,704	25,782
Net income	14,918	17,324	20,562	16,454
Net income (loss) attributable to common shareholders/unitholders	14,918	17,324	20,562	16,454

23.	Supplemental Consolidating Financial Information

TSI’s payment obligations under the senior notes, described in Note 11 above, are guaranteed by TSI LLC, TSI Inc., and all domestic subsidiaries of TSI including TSI Finance, TSI Networks and TSI Brience (collectively, the Guarantors). Such guarantees are full, unconditional and joint and several. The following supplemental financial information sets forth, on an unconsolidated basis, balance sheets, statements of income, and statements of cash flows information for TSI LLC (parent only), TSI Inc., and for the guarantor subsidiaries. The supplemental financial information reflects the investments of TSI LLC and TSI, Inc. using the equity method of accounting.

CONSOLIDATING BALANCE SHEET

As of December 31, 2002

	TSI LLC	TSI Inc.	TSI	TSI Networks	TSI Brience	TSI Finance	Eliminations	Consolidated
ASSETS
Current assets:
Cash	$—	$—	$39,576	$—	$2,608	$6	$—	$42,190
Accounts receivable, net of allowances	—	—	28,808	25,811	583	—	(9)	55,193
Accounts receivable—affiliates	—	—	6,546	9,698	—	—	(16,244)	—
Deferred tax assets	—	—	1,872	238	—	—	—	2,110
Prepaid and other current assets	—	—	3,827	—	1,984	—	—	5,811

Total current assets	—	—	80,629	35,747	5,175	6	(16,253)	105,304

Property and equipment, net	—	—	16,762	16,591	375	—	—	33,728
Capitalized software, net of accumulated amortization	—	—	65,722	8,192	—	—	—	73,914
Deferred finance costs	—	—	16,015	—	—	—	—	16,015
Goodwill	—	—	59,157	271,402	—	—	—	330,559
Identifiable intangibles, net:
Customer contract, net	—	—	7,969	5,625	—	—	—	13,594
Trademark	—	—	24,700	27,000	—	—	—	51,700
Customer base, net	—	—	113,794	93,330	—	—	—	207,124
Notes receivable-affiliates	—	—	256,520	1,985	—	400,000	(658,505)	—
Other assets	—	—	—	—	1,130	—	—	1,130
Investment in subsidiary	269,752	267,768	595,650	—	—	—	(1,133,170)	—

Total assets	$269,752	$267,768	$1,236,918	$459,872	$6,680	$400,006	$(1,807,928)	$833,068

LIABILITIES AND UNITHOLDERS’/SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$—	$8,089	$—	$115	$—	$—	$8,204
Accounts payable—affiliates	—	—	—	—	—	2,896	(2,896)	—
Accrued payroll and related benefits	—	—	6,672	—	—	—	—	6,672
Accrued interest	—	—	27,956	—	—	—	(13,348)	14,608
Other accrued liabilities	—	—	11,692	—	4,148	1	—	15,841
Current portion of Term Note B, net of discount	—	—	52,736	—	—	—	—	52,736

Total current liabilities	—	—	107,145	—	4,263	2,897	(16,244)	98,061

Long-term liabilities:
Deferred taxes	—	—	8,156	2,827	—	—	—	10,983
Payable to affiliate	9	—	401,985	256,520	—	—	(658,514)	—
Subordinated Notes, net of discount	—	—	240,257	—	—	—	—	240,257
Term Note B, net of discount-less current portion	—	—	211,607	—	—	—	—	211,607
Other liabilities	—	—	—	—	1,250	—	—	1,250

Total long-term liabilities	9	—	862,005	259,347	1,250	—	(658,514)	464,097
Commitments and contingencies:
Redeemable preferred stock	—	—	—	—	119	—	—	119
Unitholders’/Shareholders’ equity:
Class A Preferred Units	—	—	—	—	—	—	—	—
Class B Preferred Units	252,367	—	—	—	—	—	—	252,367
Common Units	2,967	—	—	—	—	—	—	2,967
Common Stock	—	99	—	—	1	—	(99)	1
Preferred Stock	—	3	—	—	—	—	(3)	—
Additional paid-in capital	—	253,248	253,350	198,480	117,219	400,025	(1,105,103)	117,219
Notes receivable from shareholders	—	—	—	—	(312)	—	—	(312)
Retained earnings (accumulated deficit)	14,418	14,418	14,418	2,045	(115,860)	(2,916)	(27,965)	(101,442)
Less cost of treasury units (270,270 common units)	(9)	—	—	—	—	—	—	(9)

Total unitholders’/shareholders’ equity	269,743	267,768	267,768	200,525	1,048	397,109	(1,133,170)	270,791

Total liabilities and unitholders’/shareholders’ equity	$269,752	$267,768	$1,236,918	$459,872	$6,680	$400,006	$(1,807,928)	$833,068

CONSOLIDATING STATEMENT OF OPERATIONS

Period from February 14, 2002 to December 31, 2002

	TSI LLC	TSI Inc.	TSI	TSI Networks	TSI Brience	TSI Finance	Eliminations	Consolidated
Revenues	$—	$—	188,221	$102,995	$4,828	$—	$—	$296,044

Costs and expenses:
Cost of operations	—	—	70,541	56,710	3,113	—	—	130,364
Sales and marketing	—	—	14,529	4,875	3,302	—	—	22,706
General and administrative	—	—	26,136	7,159	9,314	21	—	42,630
Provision for (recovery of) uncollectible accounts	—	—	(319)	(284)	(90)	—	—	(693)
Depreciation and amortization	—	—	23,247	8,863	1,175	—	—	33,285
Restructuring	—	—	1,788	1,057	—	—	—	2,845

	—	—	135,922	78,380	16,814	21	—	231,137

Operating income	—	—	52,299	24,615	(11,986)	(21)	—	64,907
Other income (expense), net
Income from equity investment	631	9,951	35,974	—	—	—	(46,556)	—
Interest income	—	—	22,130	230	100	46,432	(67,927)	965
Interest expense	—	—	(100,444)	(21,495)	(93)	—	67,927	(54,105)
Other, net	—	—	(8)	—	(267)	—	—	(275)

	631	9,951	(42,348)	(21,265)	(260)	46,432	(46,556)	(53,415)

Income (loss) from continuing operations before provision for income taxes	631	9,951	9,951	3,350	(12,246)	46,411	(46,556)	11,492
Provision for income taxes	—	9,320	9,320	1,305	—	16,244	(26,869)	9,320

Income (loss) from continuing operations	631	631	631	2,045	(12,246)	30,167	(19,687)	2,172
Discontinued operations:
Loss from discontinued operations, net of taxes	—	—	—	—	(1,541)	—	—	(1,541)

Net income (loss)	631	631	631	2,045	(13,787)	30,167	(19,687)	631
Preferred unit dividends	(22,952)	(33,340)	—	(12,390)	—	—	45,730	(22,952)

Net income (loss) attributable to common unitholders	$(22,321)	$(32,709)	$631	$(10,345)	$(13,787)	$30,167	$26,043	$(22,321)

CONSOLIDATING STATEMENT OF CASH FLOWS

Period from February 14, 2002 to December 31, 2002

	TSI LLC	TSI Inc.	TSI	TSI Networks	TSI Brience	TSI Finance	Eliminations	Consolidated
Cash flows from operating activities
Net income (loss)	$631	$631	$631	$2,045	$(13,787)	$30,167	$(19,687)	$631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	—	31,924	8,863	1,175	—	—	41,962
Recovery of uncollectible accounts	—	—	(319)	(284)	—	—	—	(603)
Deferred income tax benefit	—	—	6,284	2,589	—	—	—	8,873
Income from equity investment	(631)	(9,951)	(35,974)	—	—	—	46,556	—
Loss on disposition of property				—	1,472	—	—	1,472
Changes in operating assets and liabilities:
Accounts receivable	—	—	13,200	(7,989)	2,174	—	—	7,385
Other current assets	—	—	(701)	—	(1,113)	—	—	(1,814)
Accounts payable	—	—	9,182	—	(183)	2,895	(16,244)	(4,350)
Other current liabilities	—	9,320	7,901	—	5	1	(10,625)	6,602
Other assets	—	—	—	—	(393)	—	—	(393)

Net cash provided by operating activities	—	—	32,128	5,224	(10,650)	33,063	—	59,765

Cash flows from investing activities
Capital expenditures	—	—	(7,054)	(5,224)	—	—	—	(12,278)
Dividends received from equity investment	—	—	33,082	—	—	—	(33,082)	—

Net cash provided by (used in) investing activities	—	—	26,028	(5,224)	—	—	(33,082)	(12,278)

Cash flows from financing activities
Dividends paid	—	—	—	—	—	(33,082)	33,082	—
Excess cash received at purchase date	—	—	1,859	—	—	25	—	1,884
Principal payments on long-term debt	—	—	(15,000)	—	(641)	—	—	(15,641)
Retirement of short-term debt	—	—	(30,430)	—	—	—	—	(30,430)
Other	—	—	(9)	—	—	—	—	(9)

Net cash used in financing activities	—	—	(43,580)	—	(641)	(33,057)	33,082	(44,196)

Net increase in cash	—	—	14,576	—	(11,291)	6	—	3,291
Cash at beginning of period	—	—	25,000	—	13,899	—	—	38,899

Cash at end of period	$—	$—	$39,576	$—	$2,608	$6	$—	$42,190